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                                                                    EXHIBIT 99.1



                                [NCI Letterhead]



June 7, 2001


To the shareholders of
NCI Building Systems, Inc.:

         On April 12, 2001, we announced that NCI would have to lower its previously reported financial results for fiscal 2000, the first quarter of fiscal 2001, and possibly the last two quarters of fiscal 1999.

         We have now confirmed that our reported net income for fiscal 1999 and 2000 and the first quarter of fiscal 2001 aggregated $91.8 million instead of the previously reported $101.8 million. As we suggested we may do in our April 12 press release, NCI has restated its results for fiscal 1999 as well as fiscal 2000 and the first quarter of fiscal 2001. The effects of the restatement on net income and earnings per share for each of those periods are as follows (in thousands, except per share data):

                           FY ENDED 10-31-99                FY ENDED 10-31-00            FISCAL QTR. ENDED 1-31-01
                     AS REPORTED      AS RESTATED     AS REPORTED      AS RESTATED      AS REPORTED     AS RESTATED
                     -----------      -----------     -----------      -----------      -----------     -----------
Net income:          $    45,873      $    44,577     $    51,939      $    44,407      $     4,000     $     2,842
EPS--Basic:          $      2.50      $      2.43     $      2.90      $      2.48      $       .23     $       .16
EPS--Diluted:        $      2.41      $      2.34     $      2.84      $      2.43      $       .22     $       .16

         The shortfall in net income occurred principally due to errors in the way a new management information system, installed in May 1999, handled scrap steel and accrued for liabilities related to inventories. This shortfall went undetected in part because error checking and control functions in the new MIS system did not operate correctly. We also discovered that some employees made unauthorized journal entries to correct what they recognized to be inaccurate account balances. These entries prevented senior management from recognizing these problems with the new MIS system, and the effect they were having on cost of sales, until April 2001.

         We have now closed the books on the shortfall; we know why it happened; and our focus is on ensuring that it does not happen again. We also conducted a thorough analysis of all corporate banking records and have found no evidence of employee theft or embezzlement. We have identified the MIS system issues that must be corrected and will be implementing the appropriate programming changes as quickly as possible. Until these changes are completed and tested, we will be taking a monthly physical inventory at all of our facilities to ensure that our financial reports are correct. NCI's Audit Committee and independent accountants are closely monitoring our implementation of these actions.

         NCI has filed with the Securities and Exchange Commission a Form 10-K/A containing the restated financial statements for fiscal 1999 and 2000, including quarterly financial information for those periods, and a Form 10-Q/A containing the restated financial statements for the first quarter of fiscal 2001. You may request a free copy of these documents by contacting Robert J. Medlock at the NCI's executive offices or you can obtain a free copy of these documents from our website at www.ncilp.com.



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         A number of you have expressed concern about sales of common stock made by us and other officers of NCI in January and February, before NCI's April disclosure of the need to restate the financial statements. We assure you that neither we nor any of these officers knew of the need to restate NCI's earnings at the time of those sales. The sales were not initiated by these officers but were the result of a solicitation made on behalf of an institution that wanted to accumulate ownership of a large block of shares. The shares sold in response to this solicitation were a small proportion of the total ownership of NCI stock by these officers, and was consistent with their individual goals to diversify their holdings. We ask each of you to understand that, because of the large holdings retained, these officers personally have been adversely affected, as have our other long-term stockholders, by the drop in NCI's stock price since April 12.

         Despite the restatement, NCI remains one of the most profitable companies in our industry. We remain committed to our goals of increasing shareholder value and making NCI a stronger company in the future.

Very truly yours,



/s/ A.R. Ginn                             /s/ Johnie Schulte

A.R. Ginn                                 Johnie Schulte
Chairman of the Board                     President and Chief Executive Officer

         Some statements contained in this letter are "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Actual performance of NCI may differ from that projected in such statements as a result of factors such as industry cyclicality and seasonality, adverse weather conditions, fluctuations in customer demand and order patterns, raw material pricing, competitive activity and pricing pressure and general economic conditions affecting the construction industry. Investors should refer to statements regularly filed by NCI in its annual report to the Securities and Exchange Commission on Form 10-K, its Quarterly Reports to the SEC on Form 10-Q and its current reports to the SEC on Form 8-K and other filings with the SEC for a discussion of factors which could affect NCI's operations and forward-looking statements made in this communication. NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in expectations.